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                                                                   Exhibit 12. 1

        Statement Re Computation of Ratio of Earnings to Fixed Charges

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
                                                    Six months ended
                                                        June 30,                         Year ended December 31,
                                                 ----------------------   -----------------------------------------------------
                                                    2001       2000          2000       1999       1998       1997      1996
                                                    ----       ----          ----       ----       ----       ----      ----
                                                                                     (thousands)
Net income                                       $   44,863   $ 40,968     $ 98,311   $ 81,800   $ 71,009   $ 70,558  $ 65,467
Income taxes                                         26,568     25,117       58,949     48,596     39,732     39,492    36,207
                                                 ------------------------------------------------------------------------------
Income before taxes                              $   71,431   $ 66,085     $157,260   $130,396   $110,741   $110,050  $101,674
                                                 ==============================================================================

Fixed charges - total                            $  187,915   $154,565     $342,828   $281,542   $292,071   $268,013  $248,250
Less deposit interest expense                       167,898    134,470      298,956    244,921    255,517    243,749   230,905
                                                 ------------------------------------------------------------------------------
Fixed charges - excluding deposit interest       $   20,017   $ 20,095     $ 43,872   $ 36,621   $ 36,554   $ 24,264  $ 17,345
                                                 ==============================================================================

Ratio calculation:
    Income before taxes                          $   71,431   $ 66,085     $157,260   $130,396   $110,741   $110,050  $101,674
    Fixed charges - excluding deposit interest       20,017     20,095       43,872     36,621     36,554     24,264    17,345
                                                 ------------------------------------------------------------------------------
    Earnings                                     $   91,448   $ 86,180     $201,132   $167,017   $147,295   $134,314  $119,019
                                                 ------------------------------------------------------------------------------

    Fixed charges - excluding deposit interest   $   20,017   $ 20,095     $ 43,872   $ 36,621   $ 36,554   $ 24,264  $ 17,345
    Ratio of earnings to fixed charges
      excluding deposit interest                       4.57       4.29         4.58       4.56       4.03       5.54      6.86

    Income before taxes                          $   71,431   $ 66,085     $157,260   $130,396   $110,741   $110,050  $101,674
    Fixed charges - total                           187,915    154,565      342,828    281,542    292,071    268,013   248,250
                                                 ------------------------------------------------------------------------------
    Earnings                                     $  259,346   $220,650     $500,088   $411,938   $402,812   $378,063  $349,924
                                                 ------------------------------------------------------------------------------

    Fixed charges - total                        $  187,915   $154,565  #  $342,828   $281,542   $292,071   $268,013  $248,250
    Ratio of earnings to fixed charges
      including deposit interest                       1.38       1.43         1.46       1.46       1.38       1.41      1.41
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